UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

NEOSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10909	22-2343568
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue, Suite 450
New York, New York	10170
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 584-4180

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On November 26, 2008, NeoStem, Inc. (the “Company”) completed a private placement of securities pursuant to which $500,000 in gross proceeds was raised (the “November 2008 private placement”). On November 7, 2008, the Company entered into a Subscription Agreement (the "Subscription Agreement") with an accredited investor listed therein (the "Investor"). Pursuant to the Subscription Agreement, the Company issued to the Investor 400,000 units (the "Units") at a per-unit price of $1.25, each Unit comprised of one share of its common stock, par value $.001 per share (the "Common Stock") and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the "Warrants"). The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time. In the November 2008 private placement, the Company thus issued 400,000 Units to the Investor consisting of 400,000 shares of Common Stock and 400,000 redeemable Warrants, for an aggregate purchase price of $500,000. The issuance of the Units was subject to the prior approval of the American Stock Exchange (now known as the NYSE Alternext US LLC).

Pursuant to the terms of the Subscription Agreement, the Company is required to prepare and file no later than one hundred and eighty (180) days after the final closing of the November 2008 private placement, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the Investor and the shares of Common Stock underlying the Warrants.

The offer and sale by the Company of the securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions by an issuer not involving a public offering. The offer and sale of such securities were made without general solicitation or advertising to an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

By:	/s/ Catherine M. Vaczy
Catherine M. Vaczy
Vice President and General Counsel

Dated: December 3, 2008